Exhibit 99.4

Cumulus Media Inc.

FCC Ownership Certification Questionnaire
(“FCC WORKSHEET”)

The purpose of this FCC Worksheet is to request certain information from each holder of Citadel Class A Common Stock, Citadel Class B Common Stock, or Citadel warrants and provide an explanation about why such information is needed.

The principal business of Cumulus Media Inc. and its directly and indirectly wholly-owned subsidiaries (collectively, “Cumulus” or the “Company” ) is radio broadcasting. The ownership, operation, and control of radio broadcast stations is regulated by the Federal Communications Commission (“FCC”), which issues licenses to parties (like Cumulus) to own and operate a radio station. FCC consent is required for any assignment of an FCC license or for the transfer of control of a company which directly or indirectly holds an FCC license to operate a radio station. Cumulus’ acquisition of Citadel Broadcasting Corporation (“Citadel”) will therefore require FCC consent.

In processing applications for consent to the transfer of control of broadcast licenses, the FCC considers whether the prospective buyer, as well as other parties who do or will have an interest in the buyer, possess the requisite legal, character, and other qualifications to hold an interest in a broadcast license. In order to make the necessary certifications on qualifications in the transfer applications (and to have the FCC process and grant those applications), Cumulus will need to obtain certain information from every Citadel stockholder and warrantholder who will or might acquire stock in Cumulus when the transaction is consummated. Of principal concern are the provisions of Section 310(b) of the Communications Act of 1934 (which places limits on alien ownership and voting of stock) and FCC rules (commonly referred to as the “multiple ownership rules”) which limit the number of radio stations a single party can own in a particular market.

The Agreement and Plan of Merger provides that, if the Company determines that the issuance of its Class A Common Stock or its Class B Common Stock to any Citadel stockholder or warrantholder will, or is reasonably likely to, cause the Company to be in violation of Section 310(b) of the Communications Act of 1934 or the FCC’s multiple ownership rules, then the Company will be entitled to exchange each such party’s shares of Citadel Class A Common Stock, shares of Citadel Class B common stock, or Citadel warrants (the “Citadel Warrants”) into one or more warrants (each a “Cumulus Warrant” and collectively the “Cumulus Warrants”) to purchase a number of shares of the Company’s Class A common stock or Class B common stock equal to the number of Cumulus’ shares such party would have received if such party had made the prescribed election to acquire the Company’s Class A Common Stock or the Company’s Class B Common Stock.

Goal of Questionnaire.  The goal of this FCC Worksheet is to elicit the information from each Citadel stockholder and warrantholder (each a “Reporting Party”) which Cumulus needs to complete the FCC applications and to determine whether Citadel stockholders and warrantholders can elect to acquire Cumulus stock or whether such stockholder or warrantholder is required to be given a Cumulus Warrant.

Questions.  Questions regarding this FCC Worksheet should be directed to FCC counsel for Cumulus:

Dickstein Shapiro LLP
1825 Eye Street, NW
Washington, DC 20006-5403
Attn: Lew Paper, Esq.
Tele: (202) 420-2265
Fax: (202) 420-2201
Email: PaperL@dicksteinshapiro.com

Andy Kersting
Tele: (202) 420-3631
Fax: (202) 420-2201
Email: KerstingA@dicksteinshapiro.com

OWNERSHIP CERTIFICATION QUESTIONNAIRE

The information provided in response to the questions below with respect to a Reporting
Party may be disclosed in FCC applications, reports and forms that may be available to the public. The FCC Worksheet is divided into four sections:

Section 1:  Preliminary Information

Section II: Alien Ownership Compliance

Section III: Attribution and Multiple Ownership Rule Compliance

Section IV: Certification

If a Reporting Party wishes to exercise Citadel Warrants to acquire the Company’s Class A Common Stock and will not exceed a 4.99% threshold post-exercise, only Sections I, II and IV need to be completed. If a Reporting Party wishes to exercise Citadel Warrants to acquire the Company’s Class A Common Stock and will possibly exceed the 4.99% threshold post-exercise, only Sections I, II, III and IV need to be completed.

Questions marked “Entity Respondents Only” should be answered only by individuals completing this FCC Worksheet on behalf of a corporation, partnership, limited liability company or other entity, including a trust.

Questions marked “Individual Respondents Only” should be answered only by individuals completing this FCC Worksheet in their individual capacities.

Questions marked “All Respondents” should be answered by all individuals completing this form.

Section I:     Preliminary Information

Name of Reporting Party

Address

Telephone

Name, Telephone Number and E-Mail Address of Person Completing this FCC Worksheet

Number of Shares of Citadel Common Stock Held by Reporting Party	Class A Common Stock (Voting)	Class B Common Stock (Non-Voting)

Prior to Exercise of Citadel Warrants

Number of Citadel Warrants Held by Reporting Party

Number of Citadel Warrants Reporting Party Desires to	Class A Common Stock (Voting)	Class B Common Stock (Non-Voting)

Exercise for each Class of Cumulus Common Stock

Total Number of Shares of Cumulus Common Stock to be Held by	Class A Common Stock (Voting)	Class B Common Stock (Non-Voting)

Reporting Party After Exercise of Citadel Warrants

Section II:     Alien Ownership Compliance

Nature of Reporting Party (e.g. individual, corporation, LLC, limited partnership)

State or Country of Residence or Incorporation/Organization of Reporting Party

Percentage of Ownership of Reporting Party held by Non-U.S. Citizens or Companies

Percentage of Votes of Reporting Party held by U.S. Citizens or Companies

Percentage of Votes of Reporting Party held by Non-U.S. Citizens or Companies

Number of Shares of Citadel Stock Held by Reporting Party Prior to Exercise of	Class A Common Stock (Voting)	Class B Common Stock (Voting)

Citadel Warrants

Number of Citadel Warrants Held by Reporting Party

Method Used to Determine Ownership of Reporting Party (e.g., record ownership of shares, equity units for private funds, or statistical sampling for publicly-traded funds)

Section III:  Attribution and Multiple Ownership Rule Compliance

[Complete this section if the Reporting Party may hold more than 4.99% of Cumulus voting stock]

The questions below ask whether the Reporting Party has any other media interests (which include radio stations, television stations, cable television systems, or daily newspapers) apart from the interest in Citadel. The questions are intentionally broad to simplify the scope for most respondents. If you answer “yes” to a question, we may require additional information to determine whether the other media interests are reportable to the FCC.

Ownership and Positional Information

Complete the following chart with respect to Directors, Officers and Equity Holders:

List all Partners and all
Members and all
Shareholders
	List Officers of the	holding 5% or more
List Directors of the	Reporting Party	of the voting stock of the
Reporting Party	(include titles)	Reporting Party

Complete the following chart for each Reporting Party or each Partner or Member of the Reporting Party or each Stockholder holding 5% or more of the voting stock of the Reporting Equity:

For
				For	Partnerships
			Voting	Partnerships	and LLCs: Is the
	Number	Class	Rights	and LLCs:	Equity Holder
Name of Equity	of Shares	of	(Yes or	% of	“Insulated” from
Holder	Held	Stock	No)	Equity Held	Media Activities?[1]

  1 The FCC treats all partnership interests as attributable unless the limited partnership agreement includes provisions identified by the FCC which “insulate” the passive or non-voting partners from “material” involvement in the broadcast and other media activities of the partnership. The FCC applies the same attribution and insulation standards to limited liability companies and other new business forms (but not corporations, where the use of non-voting stock is sufficient to demonstrate lack of material involvement in the company’s broadcast and other media activities).

Other Media Interests and Demographic Information

Complete the following chart for each Reporting Party who is an individual, each General Partner and Non-insulated Limited Partner of a partnership, each Non-insulated Member of a limited liability company, and each Shareholder of a corporation holding 5% or more of the voting stock of the Reporting Party:2

Other Media Interests

		Yes	No

Does the Reporting Party, respondent, or any member of the individual respondent’s immediate family (spouse, parent, sibling or child) have a direct or indirect ownership interest or serve as an officer, director, member or hold a similar position with any of the following?

Any AM or FM radio station

Any television station

Any daily newspaper

Any entity that (i) provides more than 15% of the total weekly programming hours to a radio or television station, or
(ii) sells more than 15% of the total weekly advertising time on a radio or television station

Any application for a broadcast station pending before the FCC

Any cable television system or common carrier that provides cable video service or open video system

Any bank trust department, insurance company or mutual fund which holds or votes 20% or more of the voting shares of any entity that has an interest in a broadcast station, cable system or newspaper

Any investor or creditor whose equity (including voting or nonvoting stockholdings) and debt interest exceeds 33% of the sum of the total equity plus the total debt of any entity that has an interest in a broadcast station, cable system or newspaper

If you responded “yes” to any of the above, please describe the interest or position that you hold. Attach additional information if necessary.

Demographic Information

		Male	Female

Gender

		Yes	No

Hispanic or Latino

Race (please check one)

American Indian or Alaska Native	Native Hawaiian/Other Pacific Islander

Asian	White

Black or African American	Two or more races

  2 Use additional pages if needed to provide a complete response to this section.

Character Issues/Familial Relationships/Litigation

	Yes	No
Have you had any interest in, or connection with, any broadcast application in which character issues have been raised before the FCC?

Are you related to any direct or indirect owner of the responding party? (individual respondents only)

The following questions ask whether you have been convicted of a crime or found guilty of violation of other laws. The FCC asks these questions in order to determine whether persons have the requisite character qualifications to hold radio and television station licenses. For purposes of responding to these inquiries, include any conviction or an adverse decision by a court or governmental agency or department, even if the conviction or decision is on appeal or is otherwise subject to reversal.

Have you, or has any company under your control, been convicted or found guilty of any the following:

A violation of the Communications Act or any FCC rule or policy?

Fraudulent representations or lack of candor to any governmental agency?

Criminal fraud or any criminal conviction involving false statements or dishonesty?

Any felony?

Distributing, trafficking in, or possession of controlled substances or other unlawful drugs in a proceeding in which the court made a determination to deny you “Federal benefits,” which include FCC benefits?

A violation of the antitrust laws or other laws dealing with unfair competition related in some way to the mass media?

Discrimination?

Other “serious” misdemeanor convictions, particularly where there is a pattern of such convictions. Have you been convicted of serious misdemeanors that may raise such a concern?

If you responded “yes” to any of the above, please briefly describe the relevant issue(s):

Section IV:     Certification

I have completed the FCC Worksheet and hereby certify that, to the best of my knowledge and belief, all statements and information provided in this FCC Worksheet are true, correct and complete as of the date below. I agree to report immediately any adverse final adjudication of the type listed in Section III – Character Issues/Familial Relationships/Litigation to the contact persons listed on page 2 of this FCC Worksheet. I understand that compliance with the alien ownership restrictions of the Communications Act of 1934 and the FCC’s multiple ownership rules, as well as its other rules and policies, is an ongoing obligation. Accordingly, I will promptly (and in no event later than 30 days after any change in circumstance or acquisition of new information) provide an amended FCC Worksheet whenever the information furnished in this FCC Worksheet is no longer substantially accurate and complete.

[Name of Reporting Party]:

By (if not an individual):

Name:

Title:

Date (all Reporting Parties):